NU SKIN ENTERPRISES, INC.

STOCK REPURCHASE AGREEMENT

        This Stock Repurchase Agreement (this “Agreement”) is made as of October 22, 2003, by and among Nu Skin Enterprises, Inc., a Delaware corporation (the “Company”), and the stockholders of the Company listed on Schedule I attached hereto (each a “Selling Stockholder” and together the “Selling Stockholders”).

        In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.     Repurchase and Sale of Common Stock.

             1.1    Sale and Issuance of Common Stock.

                 (a)     Subject to the terms and conditions of this Agreement, (i) the Company agrees to repurchase that number of shares of the Company’s Class A Common Stock, par value $0.001 (the “Class A Common Stock”), and Class B Common Stock, par value $0.001 (the “Class B Common Stock”), listed opposite the name of each of the Selling Stockholders on Schedule I, and (ii) each of the Selling Stockholders, severally and not jointly, agrees to sell that number of shares of Class A Common Stock and Class B Common Stock listed opposite such Selling Stockholder’s name on Schedule I. The shares of Class A Common Stock and Class B Common Stock sold to the Company pursuant to this Agreement are hereinafter referred to as the “Stock.” The repurchase price of the Stock to be paid by the Company under this Agreement shall be $12.95 per share or $140,005,014.10 in the aggregate (the “Purchase Price”), which shall be payable (i) by delivery of promissory notes (a form of which is attached hereto as Exhibit A) as set forth on Schedule I and (ii) cash for the balance of the Purchase Price by wire transfer or delivery of other immediately available funds pursuant to the Escrow Agreement (as defined below) and in the amounts set forth on Schedule I.

             1.2    Closing; Delivery.

                (a)     The repurchase and sale of the Stock (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, Utah 84121, or such other location mutually agreeable to the parties hereto, no later than one (1) business day after the satisfaction or (subject to applicable law) waiver of the conditions set forth in Section 4 and Section 5 (excluding conditions that, by their terms, cannot be satisfied until the Closing).

                (b)     Upon execution of this Agreement, each Selling Stockholder shall deliver to American Stock Transfer & Trust Company, as custodian (the “Custodian”), a certificate or certificates for the number of shares of the Stock to be sold by such Selling Stockholder pursuant to this Agreement.

                (c)     Prior to Closing, the Company shall deliver to Bank One, N.A. (the “Escrow Agent”) pursuant to an escrow agreement among the Escrow Agent, the Company, the Selling Stockholders and the purchasers listed on Schedule II of that certain Stock Purchase Agreement of even date herewith (the “Escrow Agreement”) (a form of which is attached hereto as Exhibit B) cash by wire transfer or delivery of other immediately available funds in the amounts set forth opposite the names of the Selling Stockholders on Schedule I.

                (d)     At the Closing, the Company shall deliver to the Selling Stockholders promissory notes in the principal amounts set forth opposite the names of the Selling Stockholders on Schedule I.

        2.     Representations and Warranties of the Selling Stockholders. Each Selling Stockholder severally and not jointly represents and warrants to the Company as of the date hereof and as of the Closing as follows:

             2.1    Authorization of Agreements. Such Selling Stockholder has the full right, power and authority to enter into this Agreement, the Lock-Up Agreement to be entered into by and among the Company and each of the Selling Stockholders (collectively, the “Lock-Up Agreements”) (a form of which is attached hereto as Exhibit C), the Escrow Agreement, the Power of Attorney and the Custody Agreement referred to in Section 2.3 below and to sell, transfer and deliver the Stock to be sold by such Selling Stockholder hereunder, and this Agreement, the Lock-Up Agreements, the Escrow Agreement, the Power of Attorney and the Custody Agreement, when executed and delivered by such Selling Stockholder, will each constitute a valid and legally binding obligation of the Selling Stockholder, enforceable against the Selling Stockholder in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The execution and delivery of this Agreement, the Lock-Up Agreements, the Escrow Agreement, the Power of Attorney and Custody Agreement and the sale and delivery of the Stock to be sold by such Selling Stockholder and the consummation of the transactions contemplated herein and therein and compliance by such Selling Stockholder with its obligations hereunder and thereunder have been duly authorized by such Selling Stockholder and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon the Stock to be sold by such Selling Stockholder or any property or assets of such Selling Stockholder pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which such Selling Stockholder is a party or by which such Selling Stocking may be bound, or to which any of the property or assets of such Selling Stockholder is subject, nor will such action result in any violation of the provisions of the charter or bylaws or other organizational instrument of such Selling Stockholder, if applicable, or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over such Selling Stockholder or any of its properties.

             2.2    Valid Title. Such Selling Stockholder has and will at the Closing have valid title to, or a valid “security entitlement” within the meaning of Section 8-501 of the New York Uniform Commercial Code in respect of, the Stock to be sold by such Selling Stockholder hereunder, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind, other than pursuant to this Agreement; and upon delivery of such Stock and payment of the repurchase price therefor as herein contemplated, assuming the Company has no notice of any adverse claim, the Company will receive valid title to the Stock repurchased by it from such Selling Stockholder, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind.

             2.3     Due Execution of Escrow Agreement, Power-of-Attorney and Custody Agreement. Such Selling Stockholder has duly executed and delivered, in the form heretofore furnished to the Company, the Escrow Agreement, the Power of Attorney (the “Power-of-Attorney”) (the form of which is attached hereto as Exhibit D) with Blake M. Roney and Brooke B. Roney as attorneys-in-fact (each an “Attorney-in–Fact”) and the Custody Agreement (the “Custody Agreement”) (the form of which is attached hereto as Exhibit E) with American Stock Transfer & Trust Company as the Custodian; the Custodian is authorized to deliver the Stock to be sold by such Selling Stockholder hereunder; and each Attorney-in-Fact is authorized to execute and deliver this Agreement on behalf of such Selling Stockholder, to sell, assign and transfer to the Company the Stock to be sold by such Selling Stockholder hereunder, to authorize the delivery of the Stock to be sold by such Selling Stockholder hereunder and otherwise to act on behalf of such Selling Stockholder in connection with this Agreement.

             2.4     Absence of Manipulation. Such Selling Stockholder has not taken, and will not take prior to the Closing, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Stock.

             2.5     Absence of Further Requirements. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the performance by each Selling Stockholder of its obligations under this Agreement or under the Custody Agreement, or in connection with the sale and delivery of the Stock or the consummation of the transactions contemplated by this Agreement except such as may have previously been made or obtained or as may be required under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.

             2.6     Certificates Suitable for Transfer. Certificates for all of the Stock to be sold by such Selling Stockholder pursuant to this Agreement in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank with signatures guaranteed have been placed in custody with the Custodian with irrevocable conditional instructions to deliver such Stock to the Company pursuant to this Agreement.

             2.7     Tax Advisors.  Such Selling Stockholder has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. With respect to such matters, such Selling Stockholder relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Such Selling Stockholder understands and agrees that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of the transactions contemplated by this Agreement.

             2.8     Access to Data.  Such Selling Stockholder has been given the opportunity to ask questions of, and has received answers from, the Company with respect to the terms and conditions of this Agreement, the Power of Attorney, the Custody Agreement and the Lock-Up Agreements and publicly available information relating to the business or financial condition of the Company. Such Selling Stockholder has also had access to and has reviewed the Company’s publicly available filings with the Securities and Exchange Commission including, but not limited to, the Risk Factors set forth in the Company’s Registration Statement on Form S-3 (File Number 333-109836) filed on October 20, 2003, as well as the financial and business information contained in the Company’s most recent filings on Form 10-Q and Form 10-K under the Securities Exchange Act of 1934, as amended. In addition, the Company has provided, on a confidential basis, to such Selling Stockholder the information set forth on Schedule II, and such Selling Stockholder has had an opportunity to review such information and ask questions of, and has received answers from, the Company with respect to such information. Such Selling Stockholder has not been furnished with nor relied upon any representations or other information (whether oral or written) relating to the business or financial condition of the Company from the Company or its representatives or agents other than as described above or set forth in the Company’s publicly available documents.

        3.     Representations and Warranties of the Company. The Company represents and warrants to each Selling Stockholder as of the date hereof and as of the Closing as follows:

             3.1     Authorization of Agreements. The Company has the full right, power and authority to enter into and deliver this Agreement, the Lock-Up Agreements and the Escrow Agreement, and this Agreement, the Lock-Up Agreements and the Escrow Agreement, when executed and delivered by the Company, and assuming each of this Agreement, the Lock-Up Agreements and the Escrow Agreement is a valid and legally binding obligation of each of the Selling Stockholders, each of this Agreement, the Lock-Up Agreements and the Escrow Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Company has the full legal right and power and all authority and approval required to execute and deliver, or authorize execution and delivery of, this Agreement, the Lock-Up Agreements, the Escrow Agreement and all other instruments executed and delivered by or on behalf of the Company in connection with the repurchase of the Stock to be repurchased by the Company from the Selling Stockholders hereunder.

             3.2     Compliance with Other Instruments. The execution, delivery and performance of this Agreement, the Lock-Up Agreements and the Escrow Agreement by the Company and the consummation of the transactions contemplated hereby and thereby will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any provision of the governing documents of the Company or any instrument, judgment, order, writ, decree or contract to which the Company or any of its subsidiaries is a party or by which it is bound, or any provision of any federal or state statute, rule or regulation applicable to the Company or any of its subsidiaries.

             3.3     Due Execution of Escrow Agreement. The Company has duly executed and delivered the Escrow Agreement.

        4.     Conditions of the Company’s Obligations at Closing. The obligations of the Company to the Selling Stockholders under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by the Company:

             4.1    Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale of the Stock pursuant to this Agreement shall be obtained and effective as of the Closing.

             4.2     Opinion of Financial Advisor. A reputable investment banking or other financial advisory firm shall have delivered a written opinion to the Special Committee of the Board of Directors of the Company, in a form acceptable to the Special Committee, with respect to fairness, from a financial point of view, to the Company of the consideration to be paid by the Company to the Selling Stockholders for the Stock pursuant to this Agreement.

             4.3     Completion of Financing. The Company shall have completed a debt or equity financing on terms acceptable to the Company in an amount sufficient to finance the Company’s repurchase of the Stock from the Selling Stockholders pursuant to this Agreement.

             4.4     Lock-Up Agreements. Each of the Selling Stockholders (and the affiliated estate planning entities and trusts) shall have executed a Lock-Up Agreement and delivered it to the Company at the Closing.

             4.5     Conversion of Class B Common Stock. All shares of Class B Common Stock held by the Selling Stockholders and affiliated estate planning entities and trusts that are not repurchased by the Company pursuant to this Agreement shall have been converted into shares of Class A Common Stock.

        5.     Conditions of the Selling Stockholders’ Obligations at Closing. The obligations of the Selling Stockholders to the Company under this Agreement are subject to the fulfillment, on or before the Closing, of the following condition, unless otherwise waived by each Selling Stockholder:

             5.1     Lock-Up Agreements. The Company shall have executed the Lock-Up Agreements and delivered them to the Selling Stockholders at the Closing.

        6.     Miscellaneous.

             6.1     Survival. The representations and warranties of the Selling Stockholders and the Company contained herein shall terminate on the first anniversary of the Closing.

             6.2     Transfer; No Third-Party Beneficiaries. This Agreement shall not be assigned without the prior written consent of the Company or, if intended to be assigned by the Company, a majority-in-interest of the Selling Stockholders; provided, that the Company may transfer its rights hereunder to an affiliate, so long as such affiliate agrees in writing to be bound by all obligations under this Agreement and confirms in writing the representations and warranties set forth in Section 3 as if made by such affiliate. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement. For purposes of this Agreement, the term “majority-in-interest” shall mean the Selling Stockholders who hold a majority of the Stock to be sold pursuant to this Agreement.

             6.3     Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

             6.4     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. 6.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

             6.6     Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or four (4) business days after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page hereto, or as subsequently modified by written notice, and if to any of the Selling Stockholders with a copy to P. Christian Anderson, Snell & Wilmer L.L.P., Gateway Tower West, 15 W. South Temple, Suite 1200, Salt Lake City, Utah 84101, Facsimile: (801) 257-1800, and if to the Company with a copy to Mark Bonham, Wilson Sonsini Goodrich & Rosati, Professional Corporation, 2795 E. Cottonwood Parkway, Suite 300, Salt Lake City, Utah 84121, Facsimile: (801) 993-6499.

             6.7     Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Company agrees to indemnify and to hold harmless each Selling Stockholder from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees, or representatives is responsible. Each Selling Stockholder severally and not jointly agrees to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which such Selling Stockholder or any of its officers, employees or representatives is responsible.

             6.8     Fees and Expenses. Each of the Selling Stockholders and the Company shall pay their respective fees and all other associated expenses incurred by such party in connection with the negotiation, execution, delivery and performance of the Agreement.

             6.9     Conversion of Class B Common Stock. In the event that the Company agrees to waive the condition to Closing set forth in Section 4.5 above with respect to any Selling Stockholder, each such Selling Stockholder shall, as soon as practicable (but no later than two (2) business days after the date of the Closing), take all actions necessary to effect the conversion into Class A Common Stock of all such Selling Stockholder’s (or the affiliated estate planning entities’ or trusts’) shares of Class B Common Stock that are not repurchased by the Company pursuant to this Agreement.

             6.10     Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

             6.11     Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company, on the one hand, and a majority-in-interest of the Selling Stockholders on the other hand. Any amendment or waiver effected in accordance with this Section 6.10 shall be binding upon the Company and each transferee of the Stock, each future holder of all such Stock, and each of the Selling Stockholders.

             6.12     Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

             6.13     Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

             6.14     Entire Agreement. This Agreement, and the documents referred to herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

             6.15     Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i)	at any time by mutual written consent of the Company, on the one hand, and a majority-in-interest of the Selling Stockholders on the other hand; or

(ii)	by any party (as to such party only) hereto if the Closing does not occur on or prior to the fifth (5th) business day after the date of this Agreement.

        Upon any such termination, this Agreement shall become void and of no further effect, except for Section 6.3, Section 6.7, Section 6.8, Section 6.9, Section 6.10 and this Section 6.15 which shall survive such termination.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the parties have executed this Stock Repurchase Agreement as of the date first written above.

COMPANY:

NU SKIN ENTERPRISES, INC.

a Delaware corporation

By: /s/ Ritch N. Wood

Name: Ritch N. Wood

Title: Chief Financial Officer

[Signature Page to Stock Repurchase Agreement]

SELLING STOCKHOLDERS:

Blake M. Roney, as Attorney-In-Fact acting on behalf of each of the Selling Stockholders listed on Schedule I to this Stock Repurchase Agreement

/s/ Blake M. Roney
Blake M. Roney, Attorney-In-Fact

SCHEDULE I

SELLING STOCKHOLDERS

         Selling Amount Payable by Stockholder
Amount Payable by Delivery of

SCHEDULE I

SELLING STOCKHOLDERS

Name of Selling Stockholder	Selling Stockholder Commitment (in shares)	Amount Payable by Escrow Agent (in U.S. Dollars)	Amount Payable by Delivery of Promissory Notes (in U.S. Dollars)

Entities affiliated with Blake M. Roney:
BMR NS Holdings LLC	3,436,167	$ 14,304,126.24	$ 30,194,235.46

Nedra D. Roney and affiliated entities:
Nedra D. Roney, individually	3,499,800	14,569,017.46	30,753,387.96
Nedra Roney Fixed CRT	135,929	565,847.39	1,194,433.63

Entities affiliated with Steven J. Lund:
SJL NS Holdings	274,257	1,141,681.19	2,409,947.31
The S and K Lund Trust	12,090	50,329.33	106,238.98

Entities affiliated with Brooke B. Roney:
BBR NS Holdings	280,866	1,169,192.79	2,468,020.89
The B and D Roney Trust	2,874	11,962.49	25,251.33

Entities affiliated with Sandra N. Tillotson:
Sandra N. Tillotson Family Trust	1,151,752	4,794,531.20	10,120,660.40
Sandra N. Tillotson Fixed Charitable Trust	120,902	503,293.33	1,062,389.77

Entities affiliated with R. Craig Bryson:
RCB NS Holdings LLC	636,327	2,648,912.27	5,591,525.08

Entities affiliated with Kirk V. and Melanie K. Roney:
Kirk V. Roney, individually	27,916	116,207.78	245,300.21
Melanie K. Roney Trust	402,485	1,675,471.44	3,536,712.31

Corporation of the President of The Church of
Jesus Christ of Latter-day Saints	829,833	$ 3,454,441.19	7,291,896.68

Total:	10,811,198	$ 45,005,014.10	$ 95,000,000.00

Schedule I to Stock Repurchase Agreement

SCHEDULE II

CONFIDENTIAL INFORMATION PROVIDED TO SELLING STOCKHOLDERS

Schedule II to Stock Repurchase Agreement

EXHIBIT A

FORM OF PROMISSORY NOTE

Exhibit A to Stock Repurchase Agreement

EXHIBIT B

FORM OF ESCROW AGREEMENT

Exhibit B to Stock Repurchase Agreement

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

Exhibit C to Stock Repurchase Agreement

EXHIBIT D

FORM OF POWER-OF-ATTORNEY

Exhibit D to Stock Repurchase Agreement

EXHIBIT E

FORM OF CUSTODY AGREEMENT

Exhibit E to Stock Repurchase Agreement